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                                   Exhibit 5.1

Law Department
Legal Section


                               OPINION OF COUNSEL


                                            June 13, 1997


Hercules Incorporated
Hercules Plaza
Wilmington, DE 19894-0001

Gentlemen:

         As General Counsel of Hercules Incorporated, a Delaware corporation (the "Company"), I hereby deliver this Opinion in connection with the registration under the Securities Act of 1933, as amended, of $500,000,000 aggregate principal amount of debt securities (the "Debt Securities") to be denominated in U.S. dollars, foreign currencies or foreign currency units. The Debt Securities will be issued under an indenture, dated as of May 15, 1993, between the Company and Mellon Bank, N.A., a national banking association, as Trustee ("Indenture").

         For purposes hereof, I have examined the Registration Statement; the proceedings related to the authorization of the execution of the Indenture; and such other records, documents, and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

         Based on and subject to the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with corporate power under such laws to enter into the Indenture and to issue the Debt Securities;

         2. The Indenture has been duly executed and delivered and is a valid and binding agreement, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and the application of usual equitable principles when equitable remedies are sought); and
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         3.   When the issuance of Debt Securities has been duly authorized by appropriate corporate action, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statements, including the prospectuses and prospectus supplements relating to Debt Securities, the Debt Securities will be legal, valid and binding obligations of the Company entitled to the benefits of the appropriate Indenture.

         I consent to the use of this opinion as an exhibit to the Registration Statement and of my name under the caption "Legal Opinions" in the Registration Statement and in the prospectus.

                                                 Very truly yours,

                                                 /s/ Richard G. Dahlen

                                                 Richard G. Dahlen
                                                 Vice President and
                                                 General Counsel


RGD/jmw